Astoria Financial Corporation Schedules Second Quarter Earnings Release

LAKE SUCCESS, N.Y., July 12, 2017 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report second quarter 2017 earnings on Wednesday, July 26, 2017 at approximately 4:45 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriabank.com.

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $14.3 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.0 billion, is the second largest thrift depository in New York and provides its retail and business customers and local communities it serves with quality financial products and services through 88 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans in New York State, the District of Columbia and eight other states through its banking and loan production offices in New York.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com